Exhibit 10.8
HSBC	AGREEMENT FOR REVOLVING CREDIT TERM LOAN (RCTL)

Date: 3/11/04
Mid-Coast Management, Inc.			☒ Corporation	☐ LLC
600 Bayview Ave			☐ Partnership	☐ LLP
Inwood	NY	11096	☐ Sole Proprietorship	☐ Other
(City)	(State)	(Zip)

1.

DEFINITIONS. “We”, “our” and “us” refer to the borrower who signs below. “You” and “your” refer to HSBC Bank USA. Such terms also include any heirs, executors, administrators, successors or assigns. “Account” refers to the Business Revolving Line of Credit Account established in our name.

2.

CREDIT LINE AND ADVANCES. Our Credit Line will be $100,000.00. The Credit Line is the maximum we may owe on the Account at any time. If we exceed the Credit Line, we will pay you the excess immediately at your request.

We can obtain Loans on the Account by making a request by telephone. All Loans will be made at your sole discretion. A Loan is considered made on the date you post it to the Account. We agree not to request a Loan: (a) for less than $1,000; (b) which will cause the amount we owe to exceed the CreditLine; or (c) as a payment on what we owe you on the Account.

You may, but are under no obligation to, send us written confirmation of each Loan. Your failure to do so will not relieve us of our obligation to pay the Loan when due. If we wish to object to any information on the confirmation, we must do so within 3 calendar days after we receive the confirmation. Each oral request for a Loan shall be deemed to have been made by a person authorized by us, and we shall be obligated to repay any Loan on our Account. We agree that you shall incur no liability to us for making a Loan upon an oral request.

3.	CALCULATION OF INTEREST/PAYMENTS/DUE DATE. We will pay each month the Finance Charge figured as described below.

The FINANCE CHARGE will be figured this way:

(a)	Start each day with the opening Principal balance.

(b)	Subtract any payments and other credits to Principal and Loans and other debits to Principal that day. This gives a daily Principal balance.

(c)	Multiply that Principal balance by the current daily Periodic Rate to determine the daily FINANCE CHARGE.

(d)	Add the FINANCE CHARGE for each day in the month. The total is the FINANCE CHARGE for the month.

Overdue payments will be added to the payment for the next month.

Our interest rate per annum will be:

☒

Prime Rate plus 2.50%. This rate may change daily based on changes in the Prime Rate which is the rate publicly announced by HSBC Bank USA, from time to time as its prime rate, and is a base rate for calculating interest on certain loans. Any change in the Prime Rate shall be effective as of the date of such change.

☐

Fixed Rate of _____%. If the interest rate is a fixed rate and this Agreement is prepaid in full or in part for any reason including, without limitation, as a result of acceleration upon default, then the undersigned will pay the amount of any loss, cost or expense which the holder deems is attributable to the prepayment. The determination of any such amount by the holder shall be conclusive absent manifest error.

If we do not pay you the amounts owed on this note after maturity (whether by default or otherwise) our interest rate will increase by 3%.

Interest will be calculated for each day at 1/360th of the applicable interest rate which will result in a higher effective annual rate. However, if this ☐ box is checked, interest will be calculated at 1/365th of the applicable interest rate. The maximum interest rate charged during the term of this Agreement will in no event exceed the maximum rate permitted by law.

You will bill us monthly for interest and any other amount then owing on our Account, payable on the 15th day of each month following the date of this Agreement and on the date the unpaid principal is paid in full.

After the Account Termination Date, no further loans will be made to us and we will begin to make payments of the principal balance as follows: 48 consecutive monthly installments each in the amount of 1/48 of the principal balance of the Account Termination Date, commencing 1/15/07, and also payable on the 15th day of each month thereafter, to and including 12/15/10. With the above final installment, we agree to pay you all additional amounts due under this Agreement, including any unpaid principal, interest and late charges.

If this ☐ box is checked we agree to maintain a checking account with your for the payment of the amounts owing on the Account. Then, if at any time when any amounts are owing on the Account, we stop maintaining a checking account with you for the payment of amounts owing on the Account, you may increase the rate of interest under this agreement by 0.5%. On each due date, you may charge our account for an amount equal to the principal and interest and any other amounts due.

If we make a payment more than 10 days after the due date, we will pay a late charge equal to the greater of 5% of the overdue payment of $15.00.

4.

SECURITY. All amounts which may become due under this Agreement are secured by the Collateral described in separate security agreements, if any. You also have the right to use any amount we have in any deposit account with you to pay what we owe under this agreement.

5.	ACCOUNT TERMINATION DATE. Subject to the terms of this Agreement, we may obtain Loans on the Account from the date of this Agreement until 12/15/06 (the “Account Termination Date”).

6.	CHANGING THIS AGREEMENT. No change in any provisions of this Agreement may be made except by a writing signed by authorized signers of both parties to this Agreement.

7.

CANCELING USE OF THE ACCOUNT. You can cancel this Account at any time. We may also cancel this Account by writing to you. If our account is cancelled, we must pay you all we owe you, including any amount not yet billed.

8.	EVENTS OF DEFAULT. These are Events of Default:

(a)	If we do not pay amounts owed under this Agreement when we should or we do not pay amounts owed to others.

(b)	If we break any promise in this Agreement or any other written promise we make to you.

(c)	If someone tries by legal process to take any bank account of ours which you have.

(d)	If we or anyone endorsing or guaranteeing amounts owed under this Agreement becomes insolvent, bankrupt, incompetent, dies or goes out of business.

HSBC Bank USA

(e)	If anything which we or anyone endorsing or guaranteeing amounts owed under this Agreement tells you in a credit application turns out to have been false when you received the applications.

(f)	If there has been a substantial adverse change in any financial information on which you relied in granting the Credit Account.

If we default, you may require us to pay the full amount we owe at once.

9.	ANNUAL FEE.. We will pay an Annual Fee of $_____. This fee will be billed to our Account each year.

10.

TAXES. We have filed all federal, state and other tax and similar returns and have paid or provided for the payment for all taxes and assessments due through the date of this Agreement. Our federal income tax returns through the current fiscal year have been submitted to the Internal Revenue Service and all taxes payable for such year or for any prior years have been paid

11.	OUR RESPONSIBILITIES. So long as amounts owed under this Agreement remain unpaid, we will:

(a)	keep accurate and complete books and records and permit you to review and make copies from such books and records;

(b)

give you our tax statements and/or our financial statements at your request within 120 days after the end of each fiscal year and, if there is a guarantor, the individual financial statement of such guarantor, we will give you other information relating to our financial condition at your request.

(c)	pay all taxes on the Collateral. If we do not, you may pay them and we will pay you back for them on your demand;

(d)

keep our insurable property insured at all times against fire and other risks, including injury to persons or property. We will also keep adequate insurance under all applicable worker’s compensation laws. We will give you evidence of coverage at your request.

(e)	promptly inform you if we become involved in any legal action or investigation or if a lien is placed against the Collateral;

(f)	use the proceeds of loans obtained under this agreement for business purposes only.

(g)	not give any other Security Interest in the Collateral or sell, assign or transfer any of the Collateral to anyone unless you say in writing that we can;

(h)	not become a guarantor or otherwise liable for the debts of any other person, firm or corporation;

(i)	not change the way in which we do business or the location of our business.

(j)	maintain at all times net working capital of at least N/A.

(k)	maintain at all times tangible net worth of at least N/A.

(l)

if we are a corporation, not pay or declare any dividends on our capital stock, except stock dividends, or purchase, redeem or retire any of our capital stock. If we are a partnership, we will not make any distributions of capital in cash or in kind.

(m)	not make capital expenditures in any of our fiscal years greater than N/A in total.

(n)	not pay, or become obligated to pay, any salaries, bonuses, dividends or other compensation or fees, to our officers, directors, shareholders or members of their families, in excess of N/A.

12.

EXPENSES. We will pay any fees necessary for you to obtain an enforceable security interest in the collateral. If you have to have a lawyer to enforce this agreement or any interest in the collateral, we will pay the court costs, your lawyer’s actual fees and our out-of-pocket expenses.

13.

HAZARDOUS SUBSTANCES. We agree to reimburse you for damages and expenses you incur, and defend you from any claim or in any court proceeding which is brought against you as a result of the discovery or release of Hazardous Substances on or near any property which we own, lease, or operate. Hazardous Substances shall have the same meaning as in the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

14.	MISCELLANEOUS.

(a)

Even, if at a time when we are in default, you do not require us to pay the amounts we owe you immediately in full, or do not exercise any other remedies available to you, you still have the right to do so if we are in default at a later time.

(b)	This Agreement shall be governed by the laws of New York State.

(c)

WE AGREE THAT ANY LEGAL PROCEEDING TO ENFORCE THIS AGREEMENT MAY BE BROUGHT IN THE SUPREME COURT OF NEW YORK STATE, OR IN THE DISTRICT COURT OF THE UNITED STATES IN ANY DISTRICT IN WHICH YOU HAVE AN OFFICE. YOU CAN SERVE US WITH LEGAL PAPERS BY REGISTERED MAIL OR AS OTHERWISE PROVIDED BY THE LAWS OF NEW YORK STATE OR THE UNITED STATES.

(d)

YOU AND I VOLUNTARILY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION RELATING TO THIS AGREEMENT. We understand that you have relied on our agreement ot this waiver in entering into this Agreement.

(e)	If more than one party executes this Agreement, the obligations of the undersigned hereunder shall be joint and severable.

Mid-Coast Management, Inc.
By:	/s/ Jesse Dobrinsky	By:	/s/ Scott Goodman
Title: President		Title: Treasurer

HSBC Bank USA